Exhibit 99.1

Ondas Reports Record First Quarter 2026 Financial Results: Raises Full Year 2026 Revenue Forecast to $390 Million

Q1 2026 revenue of $50.1 million represents a more than 10-fold increase from Q1 2025 and 66% quarter-over-quarter exceeds the high end of Company’s guidance by 25%

Raising full-year 2026 revenue target to at least $390 million representing approximately 670% year-over-year increase driven by organic growth, accelerated strategic growth program and global demand for unmanned and autonomous systems

Product companies were adjusted EBITDA positive during the first quarter, 6 months ahead of targets

Pro forma backlog reached $457 million vs $68.3 million at the end of 2025, driven by significant order activity during the quarter and the addition of newly acquired companies

$1.48 billion in cash, cash equivalents, restricted cash and short-term investments as of March 31, 2026, providing substantial capacity to support organic growth and the Core + Strategic Growth Program

Conference Call Scheduled for today, May 14th at 8:30 a.m. ET

WEST PALM BEACH, FL / May 14, 2026 / Ondas Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence, reported financial and operating results for the first quarter ended March 31, 2026.

“We delivered record results in the first quarter of 2026, with revenue of $50.1 million representing a ten-fold increase year-over-year, as our Core + Strategic Growth Program continues to drive strong execution and accelerating momentum across the business,” said Eric Brock, Chairman and CEO of Ondas. “Our system-of-systems platform is scaling effectively, and we are beginning to realize the benefits of a global operating platform designed to support higher levels of business activity and revenue. Importantly, our financial model is also demonstrating operating leverage as our product companies were adjusted EBITDA positive during the first quarter, 6 months ahead of our targets. With backlog surging to $457 million, including contributions from recently closed acquisitions, we believe we have strong visibility into our 2026 targets and are increasing our full-year revenue outlook to at least $390 million.”

“We are operating in an environment of powerful demand tailwinds, particularly across counter-UAS and defense robotics markets. Our counter-drone platforms, led by Sentrycs and Iron Drone, are seeing strong global demand as customers respond to evolving security threats and heightened global tensions. Indeed, Sentrycs CoRF is seeing meaningful upside to earlier expectations, which we are addressing through increased production. At the same time, our ground-based businesses continue to gain traction, highlighted by significant tender wins, including approximately $220 million in aggregated awards captured by 4M Defense and INDO Earth to start 2026. These wins reflect both the urgency of the markets we serve and the strength of our integrated capabilities.”

“Our recent acquisitions of Mistral and World View are materially accelerating our go-to-market capabilities, particularly in the United States. Mistral brings a highly strategic position as a prime contractor, including participation in a $982 million IDIQ program with the U.S. Army for loitering munitions, providing meaningful long-term visibility into our growth outlook. World View is a game changer for Ondas, accelerating our multi-domain ISR roadmap with the critical stratospheric layer while bringing exceptional leadership, technical talent, and deep relationships across U.S. defense customers. Together, these platforms significantly expand our U.S. footprint and strengthen our engagement with multiple combatant commands across the U.S. Department of War (DOW).”

“Our partnership with Palantir Technologies is adding tremendous operational value and helping to advance our layered, multi-domain ISR roadmap. By leveraging Palantir’s AIP platform, we are enhancing the scalability of our global operating platform and integrating our capabilities across air, ground, and now stratospheric domains into unified, AI-driven systems. Our collaboration with Palantir is unique and symbiotic. The jointly developed SkyWeaver platform leveraging adaptive, agentic AI at the edge represents a new co-built operational system that combines our hardware, AI and autonomy with Palantir’s data intelligence to drive rapid, advanced decision making. This offering positions Ondas at the center of next-generation defense and homeland security architectures, where data fusion, autonomy, and artificial intelligence drive superior mission outcomes.”

“We have made significant progress in building the operating foundation to support sustained growth. Investments in manufacturing, supply chain, field services and global go-to-market capabilities are enabling us to industrialize our technologies and deliver at scale across regions. A key milestone is the formation of ONBERG Autonomous Systems (“ONBERG”), our joint venture with Heidelberger Druckmaschinen AG (“Heidelberg”), establishing a localized European platform for manufacturing, engineering and customer engagement in a critical defense and security market. Together with our U.S.-based manufacturing partnerships and global supply chain initiatives, these efforts are strengthening our ability to meet growing demand while ensuring regional compliance. As a result, we are seeing increasing operating leverage and a clearer path to profitability for Ondas as revenue scales.”

“Looking ahead, we believe Ondas is well positioned for the remainder of 2026 and beyond. Recent global developments continue to underscore the urgency driving accelerated adoption of our solutions, reinforcing our long-term thesis and validating the strategic actions we have taken to position the Company for a multi-decade growth cycle. With strong financial resources, a rapidly expanding platform, and increasing global demand, we are seeing record levels of backlog and visibility, supporting meaningful upside to our prior expectations. We remain focused on executing our strategy to drive sustained growth, operating leverage, and long-term value creation for our shareholders,” Brock concluded.

First Quarter 2026 and Recent Financial, Corporate, and Market Highlights

Financial

●	Delivered record financial performance, generating $50.1 million in revenue compared to $4.3 million in Q1 2025, representing 1,065% year-over-year growth.

●	Ended Q1 with $457 million in pro forma backlog adjusted for the additions of Mistral, Inc. and World View Enterprises acquisitions which closed in April 2026. Ondas’ pro forma backlog increased 570% from $68.3 million as of Q4 2025, reflecting accelerating global demand for OAS autonomous drone, counter-UAS and robotics solutions and the addition of newly acquired businesses.

●	Gross proceeds from the January 2026 offering of approximately $1 billion will support the Company’s strategic and organic growth. The Company ended the first quarter with $1.48 billion in cash, cash equivalents, restricted cash and short-term investments.

Corporate

●	Executed on the OAS strategic growth plan through a series of accretive acquisitions, significantly expanding its technology and operational platform into new high-growth defense categories, including loitering munitions, counter-missile defense systems, and advanced ISR capabilities, while also advancing Ondas’ position as a prime contractor for integrated autonomous defense solutions, including the following acquisitions:

o	Rotron Aerospace – a UK-based developer of loitering munitions or one-way effectors

o	Mistral Inc. – a US DOW Prime contractor and manufacturer of advanced autonomous solutions

o	Bird Aero – a laser based airborne missile and C-UAS defense system provider

o	Indo-Earth – a specialty earth moving equipment company focused on supporting military operations

o	World View – a stratospheric balloon platform that delivers persistent, low-cost ISR and communications without satellites or aircraft

●	Established ONBERG as a 51%-owned joint venture with strategic partner Heidelberg creating a Germany-based go to market platform for OAS’ autonomous platform providing localized manufacturing, engineering and sales collaboration addressing the European market, initially focused on the expanding counter-UAS and ISR systems market.

●	Strengthened OAS board of directors with the addition of David Chinn to support global defense expansion.

Market

●	Announced a comprehensive partnership with Palantir Technologies to enhance operational capabilities and drive global adoption of Ondas’ autonomous platforms, providing access to the full suite of Palantir AIP capabilities ranging from Warp Speed and Foundry for scalable operations, supply chain optimization and production workflows, to Maven and advanced C2 for mission command. This collaboration supports the integration of layered ISR and strike capabilities, enabling unified, AI-driven operational environments for both commercial and military customers.

●	Continued to establish Ondas as a critical global provider of counter-UAS solutions, securing new orders in the Middle East amid escalating drone threats and supporting airspace protection at major international events, including the World Economic Forum in Davos and the 2026 FIFA World Cup, demonstrating the operational maturity and global adoption of its integrated C-UAS technologies, demonstrating growing demand for Ondas’ layered low-altitude airspace defense solutions combining detection, cyber-takeover and autonomous interception technologies.

●	Secured multiple multi-million-dollar contracts in Europe for C-UAS solutions and continued deployments at major European airports as part of Ondas’ expansion strategy, supporting layered, low-altitude airspace defense for critical civil aviation infrastructure.

●	Expanded Ondas’ role in next-generation border security programs, combining autonomous drone swarm protection systems and large-scale demining capabilities, positioning the Company to capture long-term opportunities valued in hundreds of millions of dollars across national border modernization initiatives.

●	Advanced 4M Defense’s role in large-scale border infrastructure programs through multiple tender wins and initial purchase orders in 2026, supporting national demining and security initiatives. These programs represent an expected cumulative opportunity exceeding $80 million and demonstrate the scalability of Ondas’ operating platform across multi-phase deployments.

●	Announced American Robotics Optimus Drone approved for rapid federal procurement via the DCMA Blue UAS Cleared List.

●	Secured strategic defense contract in Asia-Pacific as part of its global expansion.

●	Launched Ondas’ refreshed Defense and Security offering at Singapore Airshow 2026, introducing its 2026 roadmap and unified system-of-systems strategy for integrating ISR, detection, decision-making and interception capabilities into mission-ready autonomous defense platforms.

“In the first quarter, we advanced our integrated defense and security capabilities, delivering a unified systems-of-systems platform across ISR, detection, and autonomous engagement,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “We expanded our coverage into higher aerial layers and strengthened our position as a prime contractor across the Middle East, Europe, and the United States. By integrating advanced, field-proven technologies, we are delivering combat-proven, multi-layered solutions with real operational impact. We are already seeing strong synergies across our platform, accelerating growth and expanding the distribution of Ondas systems across critical markets with multi-billion-dollar potential.”

First Quarter 2026 Financial Results 1

Revenues increased 66% sequentially to $50.1 million for the three months ended March 31, 2026, compared to $30.1 million for the three months ended December 31, 2025, and more than 10-fold increase from $4.3 million for the three months ended March 31, 2025. The increase reflects strong performance across the Company’s portfolio particularly with the C-UAS systems, with strong contributions from ground systems and sensor systems provided by Bird Aerosystems and Insight Sense.

Gross profit was $24.7 million for the three months ended March 31, 2026, compared to $12.7 million for the three months ended December 31, 2025, and $1.5 million for three months ended March 31, 2025. Gross profit as a percentage of revenues was 49% for the three months ended March 31, 2026, 42% for the three months ended December 31, 2025, and 35% for the three months ended March 31, 2025. The increase in gross profit results from increased revenue at OAS, a favorable product mix and the additional revenue covering fixed manufacturing costs as well as gross margin generated by companies acquired during the period. We expect gross profit to remain volatile on a quarter-to-quarter basis due to mix shifts across systems sales which can be lumpy at this early stage of OAS’ systems adoption and market penetration.

Operating expenses increased to $67.3 million for the three months ended March 31, 2026, as compared to $36.0 million in the three months ended December 31, 2025, and $11.8 million in three months ended March 31, 2025. The increases were primarily due to the added operating expenses of acquired companies, an increase in personnel costs and purchased services at OAS and Ondas Inc., as the Company continues to build out management infrastructure to support expected business expansion in the coming years, amortization of intangibles expense associated with the acquisitions, and legal and due diligence expenses relating to the acquisition activity.

Operating loss increased to $42.7 million for the three months ended March 31, 2026, as compared to $23.3 million for the three months ended December 31, 2025, and $10.3 million for the three months ended March 31, 2025. The increase from both periods was the result of the changes described above.

1	The Company deconsolidated Ondas Networks effective January 16, 2026 and no longer includes the assets, liabilities, and results of operations of Ondas Networks in its consolidated financial statements subsequent to that date.

Other income, net was $404.2 million for the three months ended March 31, 2026, compared to $77.5 million of other expense, net for the three months ended December 31, 2025 and $3.8 million other expense, net for the three months ended March 31, 2025.

Other income, net included a non-cash gain of $389.5 million relating to warrants issued in connection with the October 2025 equity raise and January 2026 equity raise that have been classified as a liability and are measured at fair value using a Black-Scholes valuation model as of March 31, 2026. The valuation of this liability is subject to material changes from period to period without having any impact on the business of the company or the underlying economics of the warrants.

Other income, net, also includes a one-time non-cash gain of $51.5 million relating to the deconsolidation of Ondas Networks due to the capital restructuring of this company in January 2026 and $12.1 million from interest and dividends partially offset by a non-cash charge of $46.2 adjusting a virtual interest entity to fair value.

Net income was $361.2 million for the three months ended March 31, 2026 which included the non-cash items described above, as compared to a net loss of $101.0 million for the three months ended December 31, 2025, and a net loss of $15.3 million for the three months ended March 31, 2025.

Adjusted EBITDA loss was $10.9 million for the three months ended March 31, 2026, versus an adjusted EBITDA loss of $7.5 million for the three months ended March 31, 2025. Cash operating expenses were $36.9 million and $9.0 million for the three-month period ended March 31, 2026 and 2025, respectively. A reconciliation of adjusted EBITDA and cash operating expense, non-GAAP measures, is provided in the attached financial tables.

Operational and Financial Outlook

The Company expects continued strong momentum in 2026 and is raising its revenue target for the full year to at least $390 million, which represents a 670% increase from 2025 results. Growth is expected to be broad based across Ondas’ product portfolio and is supported by $457 million in backlog. Ondas’ strategic growth program remains active, and the Company expects to execute additional acquisitions in 2026 which would result in additional revenue.

The Company expects adjusted EBITDA losses to remain elevated in 2Q 2026 though this is expected to represent the likely peak in adjusted EBITDA losses with improvement throughout the year driven by increased revenues and gross profits and operational scale via leveraging of the Ondas operating platform across its broad platform. The elevated losses in the first half of 2026 represent a front-loading of expenses ahead of the significant revenue ramp expected in H2 2026 and beyond. The Company views these expenses as running in front of revenue, necessary to support growth, and as prudent and limited in scope in relation to the significant opportunity ahead.

While the Company achieved adjusted EBITDA profitability at the Product Company level in the first quarter of 2026, Ondas still expects that could fluctuate over the short term. The Company is pulling forward its expectation for OAS adjusted EBITDA profitability, now expecting to achieve that result by 1Q 2027 versus the prior expectation of 3Q 2027. Ondas maintains its expectation for company-wide adjusted EBITDA profitability by Q1 2028.

Earnings Conference Call & Audio Webcast Details

Date: Thursday, May 14, 2026

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company's website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems, robotics, and mission-critical technologies for defense, homeland security, public safety, critical infrastructure, and industrial markets. The Company develops and deploys integrated unmanned and autonomous platforms across air, ground, and stratospheric environments, including autonomous drone systems, counter-UAS technologies, robotic ground systems, advanced unmanned aircraft and propulsion solutions, demining and engineering systems, and integrated sensing and communications technologies designed to support intelligence, surveillance, reconnaissance, security, and operational missions in complex environments. Ondas’ solutions are deployed globally by government, defense, and commercial customers to protect infrastructure, borders, transportation networks, personnel, and strategic assets.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas Inc.

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Inc.

preston.grimes@ondas.com

ONDAS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except par value)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,026,003	$550,744
Restricted cash	11,081	43,615
Short-term investments	447,842	21,750
Accounts receivable, net	45,295	22,356
Inventory, net	34,286	21,963
Other current assets	64,689	25,473
Total current assets	1,629,196	685,901

Property and equipment, net	11,508	10,217
Goodwill	389,720	251,809
Intangible assets, net	312,514	136,890
Long-term equity investments	42,340	35,587
Investment in unconsolidated affiliates	29,289	-
Other assets	32,685	12,437
Total assets	$2,447,252	$1,132,841

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,697	$13,873
Accrued expenses and other current liabilities	70,731	33,970
Accrued purchase and contingent consideration	39,621	75,000
Notes payable, related party	-	1,500
Notes payable	243	704
Convertible note payable, related party	-	3,500
Convertible note payable	528	2,950
Deferred revenue	19,627	8,029
Government grant liability	1,870	2,295
Total current liabilities	149,317	141,821

Notes payable, net of current portion	188	-
Accrued purchase and contingent consideration, net of current portion	88,481	-
Convertible notes payable, net of current portion	3,410	3,834
Government grant liability, net of current portion	1,586	1,362
Warrant liability	1,058,990	489,434
Deferred tax liability	56,174	14,531
Other long-term liabilities	8,791	10,244
Total liabilities	1,366,937	661,226

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interests	2,454	29,796

Stockholders’ Equity
Preferred stock – par value $0.0001; 5,000,000 shares authorized at March 31, 2026 and December 31, 2025, and none issued or outstanding at March 31, 2026 and December 31, 2025	-	-
Series A Preferred stock – par value $0.0001; 5,000,000 shares authorized at March 31, 2026 and December 31, 2025, and none issued or outstanding at March 31, 2026 and December 31, 2025	-	-
Common stock – par value $0.0001; 800,000,000 shares authorized at March 31, 2026 and December 31, 2025; 469,062,109 and 380,763,481 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	46	38
Additional paid in capital	1,079,757	805,828
Accumulated other comprehensive income (loss)	(361)	329
Accumulated deficit	(5,438)	(368,387)
Total Ondas Inc. stockholders’ equity	1,074,004	437,808
Noncontrolling interest	3,857	4,011
Total stockholders’ equity	1,077,861	441,819
Total liabilities, temporary equity, and stockholders’ equity	$2,447,252	$1,132,841

ONDAS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended,
	March 31, 2026	March 31, 2025
Revenues, net	$50,122	$4,248
Cost of goods sold	25,464	2,760
Gross profit	24,658	1,488

Operating expenses:
General and administrative	43,316	5,909
Sales and marketing	10,494	2,430
Research and development	13,519	3,459
Total operating expenses	67,329	11,798

Operating loss	(42,671)	(10,310)

Other income (expense), net
Other income (expense), net	136	(1)
Change in fair value of warrant liability	389,548	-
Gain on deconsolidation of subsidiary	51,453	-
Loss on acquisition of variable interest entity	(46,150)	-
Change in fair value of government grant liability	(104)	(124)
Interest and dividend income	12,136	201
Unrealized loss on investments	(2,617)	-
Interest expense	(338)	(3,868)
Foreign exchange gain (loss), net	102	(34)
Total other income (expense), net	404,166	(3,826)

Income (loss) before provision for income taxes	361,495	(14,136)

Provision for income taxes	245	-

Net income (loss)	361,250	(14,136)

ONDAS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$361,250	$(14,136)
Other comprehensive income:
Foreign currency translation	(300)	-
Available-for-sale investments:
Unrealized gain (loss), net	(383)	-
Comprehensive income (loss)	$360,567	$(14,136)

Comprehensive income (loss) attributable to:
Comprehensive loss attributable to noncontrolling interests	(1,698)	-
Foreign currency translation adjustments attributable to noncontrolling interests	8	-
Noncontrolling interests	(1,690)	-
Comprehensive income (loss) attributable to Ondas Inc. stockholders	$362,257	$(14,136)

Non-GAAP Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP measures. These reconciliations are set forth in the tables below.

We believe that adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a useful supplemental measure for evaluating our operating performance and period to period trends because it eliminates the impact of items that primarily reflect our capital structure, tax position, non-cash accounting charges, acquisition-related transaction costs, and other items that management does not consider indicative of ongoing operating performance. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) and other measures prepared in accordance with GAAP. Adjusted EBITDA removes the effects of interest and financing-related items, depreciation and amortization, income taxes, stock-based compensation, acquisition-related expenses, and other non-operating gains and losses. Management believes that excluding these items enhances comparability across periods and facilitates analysis of underlying operating trends. Other companies may calculate similarly titled non-GAAP measures differently, and therefore our Adjusted EBITDA may not be comparable to measures used by other companies.

Cash Operating Expense is a non-GAAP financial measure that represents total operating expenses excluding depreciation, amortization of intangible assets, acquisition-related expenses, and stock-based compensation. The most directly comparable GAAP measure to Cash Operating Expense is total operating expenses. Management believes Cash Operating Expense provides useful supplemental information by isolating recurring, cash-based operating costs and facilitating meaningful period-to-period comparisons. Management uses this measure for internal cost management, budgeting, and liquidity planning, and to evaluate operating trends exclusive of non-cash accounting charges. Cash Operating Expense should be considered in addition to, and not as a substitute for, total operating expenses prepared in accordance with GAAP.

Management uses Adjusted EBITDA and Cash Operating Expense, together with GAAP results, in making operating and planning decisions and in evaluating the Company’s ongoing performance.

	Three months ended March 31,
(dollars in thousands)	2026	2025
Reconciliation of Adjusted EBITDA
Net income (loss)	$361,250	$(14,136)
Depreciation	669	181
Amortization of intangible assets	5,622	1,062
Acquisition-related expenses (1)	5,844	-
Stock-based compensation	19,658	1,573
Provision for income taxes	245	-
Other (income) expense, net (2)	(404,166)	3,826
Adjusted EBITDA	$(10,878)	$(7,494)

(1)	Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.

(2)	Other (income) expense, net includes interest and dividend income, unrealized gain and losses on investments, interest expense, foreign exchange gain and loss, the change in the fair value of government grant liabilities and warrant liability, and other income (expense), net included on the Company’s unaudited Condensed Consolidated Statements of Operations.

	Three months ended March 31,
(dollars in thousands)	2026	2025
Reconciliation of Cash Operating Expenses
Total operating expenses	$67,329	$11,798
Depreciation (1)	(473)	(180)
Amortization of intangible assets	(5,622)	(1,062)
Acquisition-related expenses (2)	(5,844)	-
Stock-based compensation (1)	(18,497)	(1,572)
Cash Operating Expenses	$36,893	$8,984

(1)	Excludes depreciation and stock-based compensation amounts included in Costs of goods sold on the Company’s unaudited Condensed Consolidated Statements of Operations.

(2)	Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.